CONSENT OF INDEPENDENT PUBLIC ACCOUNTANT

As independent public accountants, we hereby consent to the use of our Independent Verifier's Report dated November 16, 2007 for Auer Growth Portfolio and all references to our firm included in or made a part of Post-Effective Amendment to Unified Series Trust's Registration Statement on Form N-1A (File No. 333-100654) in regard of the Auer Growth Fund .

December 19, 2007

Ashland Partners & Company LLP

By: Kimberly Cash, Partner